Exhibit 99.1

             Central and South West Corporation Subsidiary, CSW Energy, Inc.
                 and GE Capital Announce Cogeneration Project Partnership


      DALLAS, Oct. 14. -- CSW Energy, Inc. (CSWE), a subsidiary of Central and South West Corporation (CSW) (NYSE: CSR), and GE Capital Structured Finance Group (SFG), a division of GE Capital, announced SFG's purchase of 50 percent of the 100 percent equity ownership of Sweeny Cogeneration Limited Partnership
(SCLP).

      The sales agreement was executed on October 8, 1999. CSW's after-tax earnings from the proceeds of the transaction will be approximately $33 million or $0.16 per share and recorded in the fourth quarter of 1999. The agreement has provisions for additional payments subject to completion of a planned expansion of SCLP's Sweeny Cogeneration facility near Sweeny, TX.

      CSWE completed construction and commenced commercial operation of the Sweeny Cogeneration Project in early 1998. This project is a 358-megawatt facility located adjacent to the Phillips Petroleum Company refinery and petrochemical complex. The Phillips complex purchases its steam requirements from the cogeneration plant and approximately one-third of the project's electric capacity. The remainder of the electricity is sold on the open market.

      "CSW Energy welcomes this partnership with GE Capital," said Terry Dennis, CSWE president and chief executive officer. "This transaction further supports CSWE's approach of developing, constructing and financing projects to enhance the strategic value of its assets to CSW."

      "We are delighted to advance our merchant power investment strategy with such a strong partner as CSWE," said Alex Urquhart, managing director and head of SFG's Global Energy group."

      CSW Energy and its international affiliate, CSW International, both with headquarters in Dallas, develop, acquire, construct, own, operate and market power from power production and distribution facilities in the United States and worldwide. CSW Energy focuses on the domestic independent power market while CSW International concentrates on the foreign power market. CSW International has principal offices in Crawley, West Sussex, United Kingdom; Mexico City; and Sao Paulo, Brazil. CSW Energy and CSW International have operating projects in Colorado, Florida and Texas in the U.S., and in Mexico and the United Kingdom, with a gross generating capability of 2,279 megawatts and a net ownership of 1,263 megawatts. CSWI has an equity investment in Empresa de Eletricidade Vale Paranapanema S.A., a private Brazilian electric distribution company serving over 2 million customers.

      Central and South West Corp. is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving 1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; SEEBOARD, a regional electricity company in the United Kingdom serving 2 million customers; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions. On December 22, 1997, Central and South West announced a definitive merger agreement for a tax-free, stock-for-stock transaction with American Electric Power Company, Inc.

      GE Capital Structured Finance Group is an investor and provider of innovative financial solutions for clients in the global energy, commercial and industrial, communications, and transportation sectors. In the past five years, the company has structured and financed more than 200 transactions worth over US $8 billion and has US $11 billion in assets. The Structured Finance Group draws on the strength of GE Capital, a global, diversified financial services company with assets of over US $300 billion, and General Electric Company, a diversified manufacturing, technology and services company with operations worldwide. GE Capital Structured Finance Group's Internet address is www.sfg.ge.com.


                                           ####

Media Contacts:
Norma Kyle for CSW Energy, Inc., 214-777-3960
Ken Koprowski for GE Capital, 203-961-5743

Financial Community Contact: Becky Hall, director of investor relations for Central and South West Corporation, 214-777-1277